Exhibit 21
AMGEN INC.

The following is a list of subsidiaries of the Company as of December 31, 2024, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

SUBSIDIARY (Name under which subsidiary does business)	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Amgen (Europe) GmbH	Switzerland
Amgen Canada Inc.	Canada
Amgen Fremont Inc.	Delaware
Amgen Global Finance B.V.	Netherlands
Amgen Global Technology Unlimited Company	Ireland
Amgen GmbH Germany	Germany
Amgen Ilaç Ticaret Limited Şirketi	Türkiye
Amgen International Holdings Inc.	Delaware
Amgen K.K.	Japan
Amgen K-A, Inc.	Delaware
Amgen Manufacturing Limited LLC	Puerto Rico
Amgen Mexico, S.A. de C.V.	Mexico
Amgen Rare Disease Holdings Inc.	Delaware
Amgen Research (Munich) GmbH	Germany
Amgen S.A.S.	France
Amgen S.p.A.	Italy
Amgen SF, LLC	Delaware
Amgen Singapore Holding Pte. Ltd.	Singapore
Amgen Singapore Manufacturing Pte. Ltd.	Singapore
Amgen Technology (Ireland) Unlimited Company	Ireland
Amgen Technology, Limited	Bermuda
Amgen USA Inc.	Delaware
Amgen Worldwide Holdings B.V.	Netherlands
Amgen, S.A.	Spain
BioVex LLC	Delaware
ChemoCentryx, Inc.	Delaware
Five Prime Therapeutics, Inc.	Delaware
Horizon Therapeutics Finance S.à.r.l	Luxembourg
Horizon Therapeutics Holdings Limited	Ireland
Horizon Therapeutics Ireland DAC	Ireland
Horizon Therapeutics Limited	Ireland
Horizon Therapeutics Services LLC	Delaware
Horizon Therapeutics U.S. Holding LLC	Delaware
Horizon Therapeutics USA, Inc.	Delaware
HZNP Finance Limited	Bermuda
Immunex Corporation	Washington
Immunex Rhode Island Corporation	Delaware
Onyx Pharmaceuticals, Inc.	Delaware
Onyx Therapeutics, Inc.	Delaware
Pillartree Limited	Ireland
Saga Investments Coöperatief U.A.	Netherlands
TeneoBio, Inc.	Delaware
TeneoThree, Inc.	Delaware
Viela Bio, Inc.	Delaware